Deluxe Reports First Quarter Results

         2003 EPS Outlook Raised Due to Aggressive Share Repurchase

   ST. PAUL, Minn., April 17 /PRNewswire-FirstCall/ -- Deluxe Corporation (NYSE: DLX), the nation's leading check printing company, reported first quarter diluted earnings per share (EPS) of $.83 on net income of $50.0 million. Diluted earnings per share and net income for the first quarter in 2002 were $.84 and $54.6 million, respectively.
   "While we are pleased with our profitable performance in the midst of continuing economic challenges, Deluxe is feeling the impact of the extended length of this sluggish economy," said Lawrence J. Mosner, chairman and CEO of Deluxe Corporation. "Consumer confidence and spending were reflected in our business results through the first six quarters of the economic downturn, but now with consumer confidence declining and unemployment rising, we are seeing softness in each of our business segments.
   "When consumers and small businesses reduce the number of checks they write due to less prosperous times, Deluxe isn't immediately affected," commented Mosner. "However, if an economic downturn lasts long enough, fewer payment transactions extend the normal check reorder cycle and order volume will decline until the economy improves or new business is generated."

   First Quarter Performance
   Deluxe's first quarter net income was $50.0 million, an 8.4 percent decrease from $54.6 million during the same quarter in 2002. EPS was $.83 per diluted share compared to $.84. The impact of share repurchases, partially offset by shares issued under employee plans, contributed $.06 to first quarter 2003 EPS.
   Revenue decreased 3.6 percent to $317.2 million in the first quarter, from $328.9 million during the same quarter a year ago. The decrease in revenue was due to a 7.6 percent decline in unit volume, partially offset by a 4.4 percent increase in revenue per unit. Revenue for Financial Services decreased 7.8 percent, Direct Checks was flat while Business Services increased 6.1 percent.
   Gross margin was 65.4 percent of revenue for the quarter, compared to 65.6 percent in 2002. The lower unit volume and the impact of a mid-2002 postage rate increase was offset by the 4.4 percent increase in revenue per unit.
   Selling, general and administrative expense (SG&A) as a percentage of revenue was 38.7 percent, flat to the previous year; the expense declined $4.6 million for the quarter, primarily due to lower discretionary spending in response to softness in the economy.
   As a result, operating income decreased 5.0 percent to $84.7 million in the first quarter, from $89.2 million during the same quarter a year ago. Operating margin in the first quarter was 26.7 percent of revenue, compared to
27.1 percent of revenue last year.
   Interest expense increased to $4.4 million for the quarter, compared to $0.9 million in 2002, due to higher interest rates and higher debt levels. In December 2002, Deluxe issued $300.0 million of senior, unsecured notes which carry interest at a coupon rate of 5.0%.

   Business Outlook
   "Our financial comparisons are difficult in the first half of 2003 due to the record results we achieved during the first half of 2002, the ongoing softness of the economy, and the timing of client gains and losses in our Financial Services business," Mosner commented. "That being said, we expect to show favorable comparisons during the last half of 2003 with the year-earlier period due to our efforts to reduce the impact of the economic weakness on our performance and the benefits of new client gains we expect to realize during the third and fourth quarters."
   Deluxe indicated that it anticipates second quarter diluted EPS to be in the range of $.78 to $.82 per share and full-year results to reach at least $3.50 per share, excluding the impact of additional share repurchases subsequent to March 31, 2003. This compares to EPS of $.85 and $3.36 for the second quarter and full year 2002, respectively. For 2003, Deluxe expects unit volume, revenue, and operating income all to be flat as compared to the prior year.

   Segment Reporting
   Deluxe operates three business segments: Financial Services, which sells checks, related products and check merchandising services to financial institutions; Direct Checks, which sells checks and related products directly to consumers through direct mail and the Internet; and Business Services, which sells checks, forms and related products to small businesses and home offices through financial institution referrals, business alliances and via direct mail and the Internet. Each business segment felt the impact of the continued weak economy as well as a unit decline in checks due to growth of electronic payment transactions.
   Financial Services' revenue decreased 7.8 percent to $177.3 million in the first quarter, from $192.3 million in 2002. Operating income decreased 23.1 percent to $37.2 million from $48.4 million in 2002. The decreases were the result of the factors mentioned above, plus the timing of some client losses and continued pricing pressure.
   Direct Checks' revenue was flat to last year at $80.8 million in the first quarter. Operating income increased 41.6 percent to $31.3 million, from $22.1 million in 2002. Direct Checks was favorably impacted by lower advertising expense due to the timing of new customer acquisition and the lengthening of the reorder cycle. These changes had a favorable impact of approximately $6 million in the first quarter. Deluxe expects advertising expense for the full-year, however, to be comparable to last year. In addition, productivity improvements and cost management contributed to these favorable results.
   Business Services' revenue increased 6.1 percent to $59.1 million in the first quarter, from $55.7 million in 2002 due to increased revenue per unit and new business from our Microsoft(R) business alliance. Operating income decreased 13.4 percent to $16.2 million, from $18.7 million in 2002 as a result of product mix, new business development and transforming our customer care organization from a service to a selling environment.

   Share Repurchase Program
   On August 5, 2002, Deluxe announced that its board of directors had authorized a 12 million share repurchase program. Through March 31, 2003, the Company repurchased approximately 6.3 million shares and to date, approximately 7.6 million shares.

   Conference Call Information
   Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the quarter's financial results. All interested persons may listen to the call by dialing 612-288-0329. The presentation also will be available via a simultaneous web cast at www.deluxe.com. A replay of the call will be available on Deluxe's web site until midnight on April 24, or by calling 320-365-3844 (access code 680107).

   About Deluxe
   Deluxe Corporation provides personal and business checks, business forms, labels, personalized self-inking stamps, fraud prevention services and customer retention programs to banks, credit unions, financial services companies, consumers and small businesses. The Deluxe group of businesses reaches clients and customers through a number of distribution channels: the Internet, direct mail, the telephone and a nationwide sales force. Since its beginning in 1915, Deluxe Corporation has been instrumental in shaping the U.S. payments industry. Deluxe was recently ranked as a leading U.S. corporate citizen by Business Ethics magazine. More information about Deluxe can be found at www.deluxe.com .

   Forward-looking Statements
   Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company's control; developments in the demand for the Company's products and services; relationships with the Company's major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. In addition, the Company's stock repurchase activities are subject to certain pricing restrictions, stock market forces, management discretion and various regulatory requirements. As a result, there can be no assurance as to the timing and/or amount of shares that the Company may repurchase under its stock repurchase program. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company's current expectations are contained in the Company's Form 10-K for the year ended December 31, 2002.

    Financial Highlights

                             DELUXE CORPORATION
                            STATEMENTS OF INCOME
              (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                (Unaudited)

                                         First Quarter      First Quarter
                                              2003               2002

   Revenue                            $317.2               $328.9

   Cost of goods sold                  109.8      34.6%     113.1    34.4%

   Gross Profit                        207.4      65.4%     215.8    65.6%

     Selling, general and
      administrative expense           122.8      38.7%     127.4    38.7%
     Asset impairment and disposition
      losses (gains)                    (0.1)         -      (0.8)   (0.2%)

   Operating Income                     84.7      26.7%      89.2    27.1%

     Other income (expense)              0.2       0.1%      (0.3)   (0.1%)

   Earnings Before Interest and Taxes   84.9      26.8%      88.9    27.0%

     Interest expense                   (4.4)     (1.4%)     (0.9)   (0.3%)
     Interest income                     0.1          -       0.1     0.1%

   Income Before Income Taxes           80.6      25.4%      88.1    26.8%

     Provision for income taxes         30.6       9.6%      33.5    10.2%

   Net Income                          $50.0      15.8%     $54.6    16.6%

   Average Diluted Shares
    Outstanding                   59,893,509           65,256,884
   Net Income per Share:  Basic        $0.84                $0.85
                          Diluted      $0.83                $0.84

   Capital Expenditures                 $5.5                 $9.1
   Depreciation and Amortization
    Expense                            $14.6                $14.7
   EBITDA*                             $99.5               $103.6
   Number of Employees                 6,095                6,560


   * EBITDA is not a measure of financial performance under generally accepted accounting principles. We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. EBITDA is derived from operating income as follows:

                                                          First Quarter
                                                       2003           2002

   Operating income                                   $84.7          $89.2
   Other income (expense)                               0.2           (0.3)
   Depreciation and amortization                       14.6           14.7
   EBITDA                                             $99.5         $103.6


                             DELUXE CORPORATION
                          CONDENSED BALANCE SHEETS
                           (DOLLARS IN MILLIONS)
                                (Unaudited)

                                          March 31,     Dec. 31,   March 31,
                                             2003         2002        2002

   Cash and cash equivalents                 $5.2       $124.9        $7.3
   Other current assets                     108.0         74.8       100.6
   Property, plant & equipment - net        135.9        140.0       147.7
   Intangibles - net                        100.8        106.0       112.6
   Goodwill - net                            82.2         82.2        82.2
   Other long-term assets                   172.1        141.1       112.2
     Total assets                          $604.2       $669.0      $562.6

   Short-term debt & current portion
    of long-term debt                      $113.2         $1.6      $162.5
   Other current liabilities                197.4        213.2       201.5
   Long-term debt                           306.4        306.6         9.7
   Deferred income taxes                     54.5         54.5        44.9
   Other long-term liabilities               31.2         28.8        35.6
   Shareholders' (deficit) equity           (98.5)        64.3       108.4
     Total liabilities and shareholders'
      (deficit) equity                     $604.2       $669.0      $562.6

    Shares outstanding                 56,683,137   61,445,894  64,352,285



                     CONDENSED STATEMENTS OF CASH FLOWS
                           (DOLLARS IN MILLIONS)
                                (Unaudited)

                                               First Quarter   First Quarter
                                                    2003             2002
   Cash provided by (used by):
     Operating activities                          $(6.0)           $34.5
     Investing activities:
        Purchases of capital assets                 (5.5)            (9.1)
        Other                                       (0.2)            (4.8)
          Total investing activities                (5.7)           (13.9)
     Financing activities:
        Shares repurchased                        (201.5)           (28.4)
        Dividends                                  (21.8)           (23.8)
        Shares issued under employee plans           7.3             21.9
        Net change in debt                         108.0              7.4
          Total financing activities              (108.0)           (22.9)
   Net decrease in cash                           (119.7)            (2.3)
   Cash and cash equivalents:
                    Beginning of period            124.9              9.6
                    End of period                   $5.2             $7.3


                             DELUXE CORPORATION
                            SEGMENT INFORMATION
                           (DOLLARS IN MILLIONS)
                                (Unaudited)

                                      First Quarter 2003   First Quarter 2002
   Revenue:
     Financial Services                         $177.3          $192.3
     Direct Checks                                80.8            80.9
     Business Services                            59.1            55.7
       Total                                    $317.2          $328.9

   Operating income:
     Financial Services                          $37.2           $48.4
     Direct Checks                                31.3            22.1
     Business Services                            16.2            18.7
       Total                                     $84.7           $89.2